Exhibit 10.6

SIRIUS GROUP

2018 EMPLOYEE SHARE PURCHASE PLAN

1.                                      PURPOSE

This Sirius Group 2018 Employee Share Purchase Plan has been established to enable eligible employees of the Company and its subsidiaries to acquire Common Shares at a discounted purchase price in connection with the transactions contemplated by the Merger Agreement pursuant to which the Company becomes publicly traded on the Nasdaq Stock Market, to encourage continued employee interest in the operation, growth and development of the Company, to provide an additional investment opportunity to employees and to align the interests of such employees with those of the Company’s shareholders.  This Plan is not intended to qualify as an employee stock purchase plan under Section 423 of the U.S. Internal Revenue Code of 1986, as amended.

2.                                      DEFINITIONS AND INTERPRETATION

2.1                               “Administrator” means the person appointed by the Company under Section 6 to administer the Plan.

2.2                               “Board” means the Board of Directors of the Company.

2.3                               “Common Shares” means the Company’s common shares, par value $0.01 per share, and all rights appurtenant thereto, and includes any shares into which such shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed pursuant to a reorganization.

2.4                               “Company” means Sirius International Insurance Group, Ltd.

2.5                               “Employee” means a regular full-time or part-time employee of the Company or any of its subsidiaries, but does not include contract, temporary, casual, seasonal, terminated or retired employees of the Company or any of its subsidiaries, employees receiving long-term disability payments or employees on unpaid leaves of absence, as determined solely in accordance with the employment records of the Company or any of its subsidiaries.

2.6                               “Employer Subsidiary” means the legal entity or branch that is owned by the Company and that directly employs and administers the compensation of the Participant.

2.7                               “Enrollment Period” means the period beginning September 5, 2018 and ending September 21, 2018, unless extended by the Administrator.

2.8                               “IPO Price” means 105% of (1) the book value of the Company determined based on U.S. generally accepted accounting principles (“GAAP”) on a consolidated basis, as set forth in the final, Board-approved, unaudited GAAP consolidated financial statements of the Company for the nine months ended September 30, 2018, (A) decreased by the $7,000,000 deferred underwriting fee payable to Citigroup Global Markets Inc. by Easterly Acquisition Corp., and

(B) as adjusted to take into account the effect determined in accordance with GAAP of the redemption of the Series A preference shares of the Company held by IMG Acquisition Holdings, LLC, divided by (2) the sum of (x) the fully diluted number of Common Shares outstanding as of September 30, 2018 and (y) 593,000 Common Shares, in each case determined by the Board in good faith, without, for the avoidance of doubt, any adjustment that may be required following the closing of the Merger pursuant to Section 2.1(h) of the Merger Agreement.

2.9                               “Merger Agreement” means the Agreement and Plan of Merger by and among the Company, Easterly Acquisition Corp., a Delaware corporation, and Acquisitions Holding Company III, a newly incorporated Delaware corporation and wholly owned subsidiary of the Company.

2.10                        “Participant” means an Employee who has elected to participate in the Plan in accordance with the terms of the Plan and procedures established by the Administrator.

2.11                        “Plan” means this Sirius Group 2018 Employee Share Purchase Plan described herein and includes all amendments thereto.

2.12                        “Purchase Date” means two business days immediately prior to the date on which the transactions contemplated by the Merger Agreement are consummated.

2.13                        Unless the context requires otherwise, references to the male gender include the female gender, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

2.14                        This Plan is established under the laws of the State of New York and the rights of all parties and the interpretation of each and every provision of the Plan shall be governed and construed in accordance with the laws of the State of New York, except to the extent the Plan or the Common Shares are subject to applicable U.S. federal or Bermuda law.

3.                                      ELIGIBILITY AND PARTICIPATION

3.1                               Each Employee who is employed by the Company or any of its subsidiaries as of the first day of the Enrollment Period shall be eligible for participation in the Plan.

3.2                               To become a Participant, an eligible Employee must complete and sign an application in the form prescribed by the Company and submit it to the Administrator during the Enrollment Period. Upon receipt of such application by the Administrator, such Employee shall become a Participant under the Plan.

3.3                               On the election form submitted by a Participant in accordance with Section 3.2, the Participant may elect to purchase a number of Common Shares that is not less than 100 and not more than 1,000.

4.                                      PURCHASE OF COMMON SHARES

4.1                               As of the Purchase Date, each Participant shall purchase the number of Common Shares elected by the Participant on his or her election form submitted in accordance with Section 3.   The election to purchase Common Shares under the Plan shall be null and void if the Participant’s employment with the Company or any of its subsidiaries terminates for any reason prior to the date on which the Common Shares are purchased.

4.2                               The purchase price of each Common Share purchased by a Participant shall be equal to (1) with respect to the first 100 Common Shares, 85% of the IPO Price, and (2) with respect to any Common Shares purchased above 100 Common Shares, the IPO Price.  In the case of Participants who are employed outside of the United States, the purchase price shall be paid in the Participant’s local currency, based on an exchange rate determined by the Company within 10 business days prior to the Purchase Date.

4.3                               On the enrollment form submitted in accordance with Section 3, each Participant shall elect to pay for the purchased Common Shares either (i) with a cash payment paid by delivering a check or wire of funds to the Employer Subsidiary, not later than the Purchase Date, or (ii) by issuing to the Employer Subsidiary, not later than the Purchase Date, a full recourse promissory note (a “Note”), secured by the purchased Common Shares, with a principal amount equal to the aggregate purchase price, payable through payroll deduction in equal installments on each payroll date over the 24-month period beginning on the Purchase Date, and accruing interest (1) with respect to U.S. Employees, at the short-term Applicable Federal Rate and (2) for non-U.S. employees, the minimum interest rate permitted under applicable law, for the month in which the Note is issued; provided that a Participant who is or is expected to be an executive officer of the Company, as determined by the Administrator, shall be required to pay for any purchased Common Shares with a cash payment on the Purchase Date, and shall not be permitted to pay for the Common Shares by the issuance of a Note.  If a Participant is on an unpaid leave of absence while installments on an outstanding Note are due and payable, the Participant shall be required to remit such installments directly to the Employer Subsidiary.

4.4                               For purposes of a transaction settlement including the delivery of Common Shares to a Participant, the respective Employer Subsidiary shall acquire the subscribed number of Common Shares from the Company by a cash purchase or a contribution, at the election of the Administrator.

4.5                               The maximum number of Common Shares that shall be made available for purchase under the Plan shall be 1,000,000 Common Shares, subject to adjustment upon an Equity Restructuring as provided in Section 8.  If on the Purchase Date the number of Common Shares eligible to be purchased exceeds the number of Common Shares then available under the Plan, the Company shall make a pro rata allocation of the Common Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

4.6                               No Participant shall have any interest or voting right with respect to Common Shares available under the Plan until such Common Shares have been purchased and are issued to such Participant.

5.                                      TAXATION

5.1                               By participating in the Plan, each Participant acknowledges that he or she will recognize taxable income in amount equal to the excess of the fair market value of the Common Shares purchased by the Participant over the purchase price paid by the Participant for such Common Shares, and that any income tax or other statutory or other payroll deductions in respect of such amount shall be deducted from regular payroll payments to the Participant.

5.2                               At the discretion of the Administrator, the Company and its subsidiaries may adopt, apply, and administer policies or procedures that, in its opinion, will ensure that the Company and its subsidiaries will be able to comply with applicable provisions of any federal, provincial, state or local law relating to withholding of tax, including on the amount, if any, includable in income of a Participant.

6.                                      ADMINISTRATION

The Plan shall be administered by the Group General Counsel of the Company in accordance with the terms set forth herein. The Administrator and the Company may, from time to time, establish administrative rules and procedures relating to the operation of the Plan as they may deem necessary to further the purpose of the Plan and amend or repeal such rules and procedures. The Company or the Administrator may delegate to any director, officer or employee of the Company any of their administrative duties and powers as they may see fit.

7.                                      GENERAL PROVISIONS

7.1                               The interest of any Participant in the Plan shall not be assignable, either by voluntary assignment or by operation of law, except upon death or upon mental incompetency.

7.2                               Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect any Employee’s employment with the Company or any of its subsidiaries. No Employee, Participant or other person shall have any claim or right to participate under the Plan. Participation in this Plan shall not affect the right of the Company or any of its subsidiaries to terminate the employment of a Participant. In the event of the termination of the employment of a Participant for any reason, any promissory note issued by such Participant shall become immediately due and payable. Neither any period of notice, if any, nor any payment in lieu thereof, or combination thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

7.3                               Participants may prepay all, but not less than all, of any outstanding loan and extinguish such related Note at any point in time within the 24-month period following the Purchase Date.

7.4                               The Plan and the implementation thereof are subject to such governmental and Nasdaq listing approvals or consents that now or in the future are applicable. As a condition of participating in the Plan, each Participant agrees to comply with all laws, rules and regulations which may apply in connection with the Plan and agrees to furnish to the Company all information and undertakings as may be required to permit compliance with such laws, rules and regulations.

8.                                      EQUITY RESTRUCTURINGS

Subject to any required action by the shareholders of the Company, in connection with the occurrence of an Equity Restructuring prior to the Purchase Date, the Common Shares available under the Plan, the number and type of securities that may be purchased under the Plan and the purchase price thereof shall be equitably adjusted.  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  “Equity Restructuring” means a non-reciprocal transaction (i.e. a transaction in which the Company does not receive consideration or other resources in respect of the transaction approximately equal to and in exchange for the consideration or resources the Company is relinquishing in such transaction) between the Company and its shareholders, such as a share split, spin-off, rights offering, nonrecurring share dividend or recapitalization through a large, nonrecurring cash dividend, that affects the Common Shares (or other securities of the Company) or the Common Share price (or other securities) and causes a change in the per share value of the Common Shares.  For the avoidance of doubt, nothing herein shall restrict the Company from implementing any Equity Restructuring occurring before or after the Purchase Date, and there shall be no adjustments to any Common Shares purchased under the Plan for any such Equity Restructuring occurring after the Purchase Date.

9.                                      TERM OF PLAN; AMENDMENT OR TERMINATION OF THE PLAN

9.1                               The Plan shall become effective as of August 22, 2018 and shall continue until the consummation of the transactions contemplated by the Merger Agreement or until otherwise terminated by the Board.

9.2                               The Board reserves the right at any time to amend the Plan, including such amendments to the Plan as may be necessary or desirable, in the opinion of the Company, to comply with the rules or regulations of any governmental authority or stock exchange that apply to the Plan.